Exhibit 1.01

Sigma Designs, Inc.

Conflict Minerals Report

For the Year Ended December 31, 2013

This report for the year ended December 31, 2013 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule). For the purpose of the required Reasonable Country of Origin Inquiry (RCOI), Sigma Designs, Inc. continued to receive supply chain responses through May 20, 2014. The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (3TG) for the purposes of this assessment. These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.

If a registrant can establish that the conflict minerals originated from sources other than the Democratic Republic of the Congo or an adjoining country (the Covered Countries), or from recycled and scrap sources, they must submit a Form SD which describes the Reasonable Country of Origin Inquiry completed.

If a registrant has reason to believe that any of the conflict minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those conflict minerals, then the issuer must exercise due diligence on the conflict minerals’ source and chain of custody. The registrant must annually submit a report, Conflict Minerals Report (CMR), to the SEC that includes a description of those due diligence measures.

The report presented herein is not audited as the Rule provides that if a registrant’s products are “DRC conflict undeterminable” in 2013 or 2014, the CMR is not subject to an independent private sector audit.

1. Company Overview

This report has been prepared by management of Sigma Designs, Inc. (herein referred to as “Sigma” the “Company,” “we,” “us,” or “our”). The information includes the activities of all majority-owned subsidiaries and variable interest entities that are required to be consolidated. It does not include the activities of variable interest entities that are not required to be consolidated.

Sigma Designs, Inc. (NASDAQ: SIGM) is a world leader in connected media platforms. The company designs and builds the essential semiconductor technologies that serve as the foundation for the world's leading IPTV set-top boxes, DTV, connected media players, residential gateways, home control systems and more. For more information about Sigma Designs, please visit www.sigmadesigns.com.

We have approximately 700 full-time employees worldwide and we maintain sales and distribution operations across the United States, Europe, Tel Aviv and Asia. We were incorporated in California in 1982. Our principal executive offices are located at 1778 McCarthy Boulevard, Milpitas, CA 95035.

2. Products Overview

Sigma Designs, Inc. product lines use minerals most commonly found in gold, copper and other metals. As there may be only a limited number of suppliers offering “conflict free” metals, we cannot be sure that our contract manufacturers and other suppliers will be able to obtain necessary metals in sufficient quantities or at competitive prices. Also, since our supply chain is complex and some suppliers will not share their confidential supplier information, we may face challenges with our customers and suppliers if we are unable to sufficiently verify that the metals used in our products are “conflict free”. Some customers may choose to disqualify us a supplier and we may have to write off inventory in the event that it becomes unsalable as a result of these regulations.

Based upon Sigma’s internal assessment, the products our contract manufacturer produce do not contain conflict minerals.

3. Supply Chain Overview

In order to manage the scope of this task, Sigma relies upon its suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us, including sources of 3TG that are supplied to them from sub-tier suppliers. We integrated responsible sourcing of minerals requirement with our Conflict Minerals Policy and Supplier Code of Conduct. Our suppliers are expected to provide the 3TG sourcing information to us per our Conflict Minerals Policy and Supplier Code of Conduct.

We reached out to all our suppliers and conducted supplier interview sessions designed to educate our suppliers regarding the relevant, emerging SEC requirements and Sigma’s due diligence expectations. In addition, Sigma has performed comprehensive analysis of our product components, and the role that suppliers play throughout our manufacturing and product delivery processes. We defined the scope of our conflict minerals due diligence by identifying and reaching out to all our current suppliers that provide components or engage in manufacturing activities that are likely to contain 3TG. We adopted the standard Conflict Minerals reporting templates established by the Conflict-Free Sourcing Initiative (CFSI), and launched our conflict minerals due diligence communication survey to these suppliers.

4. Reasonable Country of Origin Inquiry (RCOI) and RCOI Conclusion

We conducted an analysis of our products and found that the above SEC defined “conflict minerals”, which are tin, tantalum, tungsten, and gold (3TG), can sometimes be found in Sigma’s products. Therefore, the products that we manufacture are subject to the reporting obligations of Rule 13p-1.

Despite having conducted a good faith reasonable country of origin inquiry, Sigma has concluded that our supply chain remains “DRC conflict undeterminable”. We have reached this conclusion because we have been unable to determine the origin of ALL of the 3TG used in our products.

Due to the breadth and complexity of Sigma’s products and respective supply chain, it will take time for many of our suppliers to verify the origin of all of the minerals. Using our supply chain due diligence processes, driving accountability within the supply chain by leveraging the industry standard CFSI/CFS program, and continuing our outreach efforts we hope to further develop transparency into our supply chain.

5. Conflict Minerals Status Analysis and Conflict Status conclusion

Sigma has concluded that our supply chain remains “DRC conflict undeterminable”. We have reached this conclusion because we have been unable to determine the origin of all of the 3TG used in our products.

6. Due Diligence Program

6.1. Conflict Minerals Policy

Sigma Designs, Inc.

Conflict Minerals Policy

December 1, 2013

There has been increased awareness regarding the human rights violations in the mining of certain minerals from an area known as the “Conflict Region”; the Democratic Republic of the Congo (DRC) and surrounding countries. Through the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, publically traded companies have been chartered to practice reasonable due diligence with their supply chain to determine if “conflict minerals” used in their products are being sourced from mines controlled by non-government or unlawful military groups within the Conflict Region. The definition of “Conflict Minerals” refers to tin, tantalum, tungsten and gold (3TG).

Tracing materials back to their mine of origin is a complex endeavor but an important aspect of responsible sourcing. Sigma looks to industry guidelines to help establish its programs such as the joint Electronic Industry Citizen Coalition (EICC) and the Global e-Sustainability Initiative (GeSI) which is taking action to address responsible sourcing through the development of the Conflict-Free Smelter (CFS) program aiming to enable companies to source conflict-free minerals.

We are in the process of developing and implementing a strategy to support the objectives of the U.S. regulations on the supply of “Conflict Minerals”. Our commitment includes:

•

Developing policies and processes toward preventing the use of conflict minerals or derivative metals necessary to the functionality or production of our product(s) that finance or benefit armed groups in the Conflict Region.

•	Not knowingly procure specified minerals that originate from facilities in the “Conflict Region” that are not certified as conflict free.
•

Expecting suppliers whose products contain conflict minerals to establish policies, due diligence frameworks, and management systems consistent with the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict - Affected and High Risk-Areas that are designed to accomplish this goal, and requiring their suppliers to do the same.

Sigma believes in establishing and maintaining long-term relationships with suppliers whenever possible. However, if we determine that any supplier is, or a reasonable risk exists that it may be, violating this policy, then we will require the supplier to commit to devise and undertake suitable corrective action to move to a conflict free source. If suitable action is not taken, we will look to alternative sources for the product. Sigma’s efforts are not to ban procurement of minerals from the DRC and adjoining countries, but to assure procurement from responsible sources in the region. If we determine that any of the components of our products contain minerals from a mine or facility that is “non-conflict free”, we will work towards transitioning to products that are “conflict free”.

6.2. Due Diligence Process

6.2.1. Design of Our Due Diligence and Description of the Due Diligence Process

Our due diligence processes and efforts have been developed in conjunction with the 2nd edition of the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD Guidance) and the related supplements for gold and for tin, tantalum and tungsten. Sigma designed our due diligence process, management and measures to conform in all material respects with the framework OECD Guidance.

Our conflict minerals due diligence process includes: the development of a Conflict Minerals Policy, establishment of governance structures with cross functional team members and senior executives, communication to, and engagement of, suppliers, due diligence compliance process and measurement, record keeping and escalation procedures. We periodically report to the Audit Committee of the Board of Directors with respect to our due diligence process and compliance obligations.

6.2.2. Management Systems

As described above, Sigma has adopted a company policy which is posted on our website at: www.sigmadesigns.com under “About Sigma" in "Investors-Corporate Governance".

6.2.3. Internal Team

Sigma has established a management system for complying with the applicable rules. Our management system includes the development of a Conflict Minerals Task Force led by our Vice President, Operations, Chief Financial Officer and in-house Counsel, and a team of subject matter experts from relevant functions such as purchasing, quality assurance, manufacturing and environmental health and safety. The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and is led by our QA Manager, who acts as the conflict minerals program Manager. Senior management is briefed about the results of our due diligence efforts on a regular basis.

6.2.4. Supplier Engagement

With respect to the OECD requirement to strengthen engagement with suppliers, we have diligently followed-up with our suppliers and conducted outreach and archived the received supplier responses to our RCOI. Feedback from this engagement has allowed us to render the conclusions and statement annotated in this report.

6.2.5. Escalation Procedure

Sigma has established a Conflict Minerals Policy and a Supplier Code of Conduct, which are posted on our website. The Supplier Code of Conduct publishes a mechanism for escalating any issues and concerns. We also created follow-up processes (including e-mail communication) to identify and escalate any identified issues associated with non-responsive or problematic responses to our RCOI.

6.2.6. Maintain records

Sigma has established our due diligence compliance process and set forth documentation and record maintenance mechanism to ensure the retaining of relevant documentation in a structured electronic database.

6.3. Steps to be taken to mitigate risk and maturing due diligence program

As we move towards developing our due diligence program, we intend to take the following steps to continue to mitigate any possible risk that the necessary conflict minerals in our products could benefit armed groups in the DRC or adjoining countries:

•	Enhance supplier communication, training and escalation process to improve due diligence data accuracy and completion.
•	Continue to influence additional smelters to obtain CFS status through our supply chain, where possible.

7. Identify and assess risk in the supply chain

Because of our diverse locations, the breath and complexity of our products and the constant evolution of our supply chain, it is difficult to identify the minerals from our direct suppliers. We have identified 9 direct suppliers for our products. We received all 9 responses to our request for information. We have relied on these supplier’s responses to provide us with information about the source of conflict minerals contained in the components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers.

8. Design and Implement a Strategy to Respond to Risks

Sigma will work with suppliers who are sourcing from non-conflict free smelters to move towards using Conflict Free smelters within a reasonable time frame. The time frame will be dependent on the criticality of the specific part and the availability of alternative suppliers.

9. Carry out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Sigma does not have a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of these entities that provide our supply chain the 3TG. However, we do rely upon the industry (for example, EICC and CFSI) efforts to influence smelters and refineries to get audited and certified through CFSI’s CFS program.

10. Report on supply chain due diligence and Results

In addition to this report, for further information about our supply chain conflict minerals policy, including our approach for supply chain due diligence and supplier expectation, please see: www.sigmadesigns.com under "About Sigma" in "Investors-Corporate Governance".

10.1. Due Diligence Process

We conducted a survey of the active suppliers described above using the template developed jointly by the companies of Electronic Industry Citizenship Coalition® (EICC®) and The Global e-Sustainability Initiative (GeSI), known as the CFSI Reporting Template (the "Template"). The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the template contains questions about the origin of conflict minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool is available on CFSI’s website. The Template is being widely adopted by many companies in their due diligence processes related to conflict minerals.

10.2. Survey Responses

Sigma elected to survey our entire known component and outsourced manufacturing (OEM, ODM, CM) supply chain, which consisted of 9 suppliers. Sigma has created and maintained a database of this information. A copy of the declared sources of material has been included as part of this filing. The declared sources represent a summary of all available information, which has been declared by our suppliers in response to RCOI.

10.3. Efforts to determine country of origin of mine or 3TG

Tracing materials back to their mine of origin is a complex aspect of responsible sourcing in our supply chain. By adopting the methodology outlined by the CFSI’s joint industry programs and outreach initiatives and requiring that our suppliers conform with the same standards that meets the OECD guidelines, and reporting to us using the Template, we have determined that the smelters and refiners we gathered from our supply chain shall represent the most reasonable known mine of origin information available. Through this industry joint effort, we made a reasonable determination of the mines or locations of origin of the 3TG in our supply chain. Sigma also requested that all of our suppliers support the initiative by following the sourcing initiative and working to align their declared sources with the “Known” and “Conflict Free” lists of sourced metals.

10.4. Smelters or Refiners Identified

At Sigma, we adopted the CFSI’s industry approach and traced back the origin of 3TG by identifying smelters, refineries or recyclers and scrap supplier sources. Sigma leveraged CFSI and its CFS program to trace the mine of origin of the 3TG to its ore level. The CFS program audits smelters and refineries to ensure that all certified smelters and refineries only use the ones that are conflict free from the DRC and covered countries.

As the result of our due diligence survey, we have gathered 169 smelters and refineries names from our supply chain. Of those, 130 smelters and refineries are identified as CFSI’s known smelters and refineries, and 39 smelters and refineries are not validated or verified. Among these 169 smelters and refineries, 130 are on the list of CFSI's certified Conflict Free Smelters (CFS) list and considered to be conflict free, and with respect to the other 39, the CFSI has not provided an opinion as whether or not the minerals procured from these smelters and refineries originate from the DRC or surrounding countries. Set forth below is the list of CFSI certified conflict free smelters identified by our supply chain so far and their country of origin.

Currently identified Conflict Free Smelters by CFSI and country of origin identified by Sigma supply chain:

Metal (*)	Smelter Name (*)	Smelter Country (*)	Smelter ID	Source of Smelter ID Number
Tantalum	A&M Minerals Limited	UNITED KINGDOM
Tantalum	Companhia Industrial Fluminense	BRAZIL
Tantalum	Exotech Inc.	UNITED STATES	CID000456	CFSI
Tantalum	Ethiopian Minerals Development Share Company	ETHIOPIA
Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460	CFSI
Tantalum	Fujian Nanping Ta/Nb Ltd.	CHINA
Tantalum	Global Advanced Metals	UNITED STATES	CID000564	CFSI
Tantalum	H.C. Starck Group	GERMANY	CID000654	CFSI
Tantalum	JiuJiang JinXin Nonferrous Metals Co. Ltd.	CHINA	CID000914	CFSI
Tantalum	Jiangxi Yichun Ta/Nb Ltd.	CHINA
Tantalum	Metal Do Co. Ltd.	JAPAN
Tantalum	Mitsui Mining & Smelting	JAPAN	CID001192	CFSI
Tantalum	NEC Tokin Electronics(Thailand)Co.,Ltd.	THAILAND

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277	CFSI
Tantalum	Solikamsk Metal Works	RUSSIAN FEDERATION	CID001769	CFSI
Tantalum	Talison Minerals Pty Ltd	AUSTRALIA
Tantalum	Taki Chemicals	JAPAN	CID001869	CFSI
Tantalum	Ulba	KAZAKHSTAN	CID001969	CFSI
Tin	AIM	CANADA
Tin	Alpha	UNITED STATES	CID000292	CFSI
Tin	CV Duta Putra Banka	INDONESIA	2IDN003	CMRT Rev 2.03a
Tin	CV JusTindo	INDONESIA	2IDN004	CMRT Rev 2.03a
Tin	CV Makmur Jaya	INDONESIA	2IDN005	CMRT Rev 2.03a
Tin	CV Nurjanah	INDONESIA	2IDN006	CMRT Rev 2.03a
Tin	CV Serumpun Sebalai	INDONESIA	CID000313	CFSI
Tin	CV United Smelting	INDONESIA	CID000315	CFSI
Tin	CNMC (Guangxi) PGMA Co. Ltd.	CHINA	CID000278	CFSI
Tin	Cooper Santa	BRAZIL	CID000295	CFSI
Tin	EM Vinto	BOLIVIA	CID000438	CFSI
Tin	Feinhütte Halsbrücke GmbH	GERMANY
Tin	Fenix Metals	POLAND	CID000468	CFSI
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CHINA	CID000538	CFSI
Tin	Gejiu Zi-Li	CHINA	CID000555	CFSI
Tin	Gold Bell Group	CHINA	2CHN013	CMRT Rev 2.03a
Tin	Huichang Jinshunda Tin Co. Ltd	CHINA	CID000760	CFSI
Tin	Jean Goldschmidt International	BELGIUM
Tin	Jiangxi Nanshan	CHINA	CID000864	CFSI
Tin	Kai Unita Trade Limited Liability Company	CHINA	CID000942	CFSI
Tin	Linwu Xianggui Smelter Co	CHINA	CID001063	CFSI
Tin	Liuzhou China Tin	CHINA	CID001070	CFSI
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105	CFSI
Tin	Materials Eco-Refining CO.,LTD	JAPAN
Tin	Metallo Chimique	BELGIUM	CID001143	CFSI
Tin	Mineração Taboca S.A.	BRAZIL	CID001173	CFSI
Tin	Minmetals Ganzhou Tin Co. Ltd.	CHINA	CID001179	CFSI
Tin	Minsur	PERU	CID001182	CFSI
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191	CFSI
Tin	Nathan Trotter & Co	UNITED STATES
Tin	NGHE TIN NON-FERROUS METAL	VIET NAM
Tin	Nihon Kagaku Sangyo Co., Ltd	JAPAN
Tin	Novosibirsk Integrated Tin Works	RUSSIAN FEDERATION	CID001305	CFSI
Tin	OMSA	BOLIVIA	CID001337	CFSI
Tin	PT Alam Lestari Kencana	INDONESIA	2IDN023	CMRT Rev 2.03a
Tin	PT Artha Cipta Langgeng	INDONESIA	CID001399	CFSI
Tin	PT Babel Inti Perkasa	INDONESIA	CID001402	CFSI
Tin	PT Babei Surya Alam Lestari	INDONESIA	2IDN026	CMRT Rev 2.03a
Tin	PT Banka Kudai Tin	INDONESIA	2IDN027	CMRT Rev 2.03a
Tin	PT Bangka Putra Karya	INDONESIA	CID001412	CFSI
Tin	PT Banka Timah Utama Sejahtera	INDONESIA	2IDN029	CMRT Rev 2.03a

Tin	PT Belitung Industri Sejahtera	INDONESIA	CID001421	CFSI
Tin	PT BilliTin Makmur Lestari	INDONESIA	2IDN031	CMRT Rev 2.03a
Tin	PT Bukit Timah	INDONESIA	CID001428	CFSI
Tin	PT DS Jaya Abadi	INDONESIA	CID001434	CFSI
Tin	PT Eunindo Usaha Mandiri	INDONESIA	CID001438	CFSI
Tin	PT Fang Di MulTindo	INDONESIA	2IDN034	CMRT Rev 2.03a
Tin	PT HP Metals Indonesia	INDONESIA	2IDN035	CMRT Rev 2.03a
Tin	PT Koba Tin	INDONESIA	2IDN036	CMRT Rev 2.03a
Tin	PT Mitra Stania Prima	INDONESIA	CID001453	CFSI
Tin	PT Prima Timah Utama	INDONESIA	CID001458	CFSI
Tin	PT REFINED BANGKA TIN	INDONESIA	CID001460	CFSI
Tin	PT Sariwiguna Binasentosa	INDONESIA	CID001463	CFSI
Tin	PT Stanindo Inti Perkasa	INDONESIA	CID001468	CFSI
Tin	PT Sumber Laya Indah	INDONESIA	2IDN041	CMRT Rev 2.03a
Tin	PT Tambang Timah	INDONESIA	CID001477	CFSI
Tin	PT Timah	INDONESIA	CID001482	CFSI
Tin	PT Tinindo Inter Nusa	INDONESIA	CID001490	CFSI
Tin	PT Yinchendo Mining Industry	INDONESIA	2IDN045	CMRT Rev 2.03a
Tin	Taicang City Nancang Metal Meterial Co.,Ltd	JAPAN
Tin	Thaisarco	THAILAND	CID001898	CFSI
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	CID002036	CFSI
Tin	Yunnan Tin Company, Ltd.	CHINA	CID002180	CFSI
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHINA	CID002158	CFSI
Gold	Aida Chemical Industries Co. Ltd.	JAPAN	CID000019	CFSI
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035	CFSI
Gold	Almalyk Mining & Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041	CFSI
Gold	Argor-Heraeus SA	SWITZERLAND	CID000077	CFSI
Gold	Asahi Pretec Corporation	JAPAN	CID000082	CFSI
Gold	Asaka Riken Co Ltd	JAPAN	CID000090	CFSI
Gold	Caridad	MEXICO	CID000180	CFSI
Gold	CCR Refinery – Glencore Canada Corporation	CANADA	CID000185	CFSI
Gold	Chugai Mining	JAPAN	CID000264	CFSI
Gold	Codelco	CHILE	1CHL014	CMRT Rev 2.03a
Gold	Daejin Indus Co. Ltd	KOREA, REPUBLIC OF	CID000328	CFSI
Gold	DaeryongENC	KOREA, REPUBLIC OF	CID000333	CFSI
Gold	Do Sung Corporation	KOREA, REPUBLIC OF	CID000359	CFSI
Gold	Dowa	JAPAN	CID000401	CFSI
Gold	Eco-System Recyclihg Co., Ltd.	JAPAN	CID000425	CFSI
Gold	Heraeus Ltd. Hong Kong	HONG KONG	CID000707	CFSI
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711	CFSI
Gold	Hwasung CJ Co. Ltd	KOREA, REPUBLIC OF	CID000778	CFSI
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807	CFSI
Gold	Jiangxi Copper Company Limited	CHINA	CID000855	CFSI
Gold	Johnson Matthey Inc	UNITED STATES	CID000920	CFSI
Gold	Johnson Matthey Ltd	CANADA	CID000924	CFSI
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937	CFSI
Gold	Kennecott Utah Copper LLC	UNITED STATES	CID000969	CFSI

Gold	Kojima Chemicals Co., Ltd	JAPAN	CID000981	CFSI
Gold	Korea Metal Co. Ltd	KOREA, REPUBLIC OF	CID000988	CFSI
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078	CFSI
Gold	Materion	UNITED STATES	CID001113	CFSI
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119	CFSI
Gold	Metalor Technologies (Hong Kong) Ltd	HONG KONG	CID001149	CFSI
Gold	Metalor Technologies SA	SWITZERLAND	CID001153	CFSI
Gold	Metalor USA Refining Corporation	UNITED STATES	CID001157	CFSI
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188	CFSI
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193	CFSI
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236	CFSI
Gold	Nihon Material Co. LTD	JAPAN	CID001259	CFSI
Gold	Ohio Precious Metals, LLC	UNITED STATES	CID001322	CFSI
Gold	Pan Pacific Copper Co. LTD	JAPAN	CID000937	CFSI
Gold	Rand Refinery (Pty) Ltd	SOUTH AFRICA	CID001512	CFSI
Gold	Royal Canadian Mint	CANADA	CID001534	CFSI
Gold	Sabin Metal Corp.	UNITED STATES	CID001546	CFSI
Gold	SAMWON METALS Corp.	KOREA, REPUBLIC OF	CID001562	CFSI
Gold	SEMPSA Joyería Platería SA	SPAIN	CID001585	CFSI
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd.	CHINA	CID001622	CFSI
Gold	So Accurate Refining Services	UNITED STATES	CID001754	CFSI
Gold	Solar Applied Materials Technology Corp.	TAIWAN	CID001761	CFSI
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798	CFSI
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875	CFSI
Gold	The Refinery of Shandong Gold Mining Co. Ltd.	CHINA	CID001916	CFSI
Gold	Tokuriki Honten Co., Ltd	JAPAN	CID001938	CFSI
Gold	Torecom	KOREA, REPUBLIC OF	CID001955	CFSI
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM	CID001980	CFSI
Gold	United Precious Metal Refining, Inc.	UNITED STATES	CID001993	CFSI
Gold	Valcambi SA	SWITZERLAND	CID002003	CFSI
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	CID002030	CFSI
Gold	Xstrata Canada Corporation	CANADA	CID000185	CFSI
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.	JAPAN	CID002100	CFSI
Gold	Yantai Zhaojin Kanfort Precious Metals Inc.	CHINA
Gold	Yokohama Metal Co Ltd	JAPAN	CID002129	CFSI
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corp.	CHINA	CID002224	CFSI
Tungsten	Allied material Corp.	JAPAN	CID000004	CFSI
Tungsten	A.L.M.T. Corp.	JAPAN	CID000004	CFSI
Tungsten	Chaozhou Xianglu Tungsten Industry Co Ltd.	CHINA	CID000218	CFSI
Tungsten	China Minmetals Nonferrous Metals Co. Ltd.	CHINA	4CHN003	CMRT Rev 2.03a
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	CHINA	CID000258	CFSI
Tungsten	FUJIAN JINXIN TUNGSTEN CO.,LTD	CHINA	CID000499	CFSI
Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd	CHINA	CID000524	CFSI
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875	CFSI
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA	CID000868	CFSI
Tungsten	Ganzhou Seadragon W&Mo Co,.Ltd.	CHINA	CID002494	CFSI
Tungsten	Ganzhou sinda W&Mo Co.,Ltd	CHINA	CID000524	CFSI
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	CID000568	CFSI
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.	CHINA	CID000218	CFSI
Tungsten	HC Starck GmbH	GERMANY	CID000683	CFSI
Tungsten	Hitachi Ltd.	JAPAN

Tungsten	Hunan Nonferrous Smelting & Concentrating Co.	CHINA	CID000769	CFSI
Tungsten	Jiangxi Rare Earth & Rare Metals Tungsten Corp.	CHINA	CID000868	CFSI
Tungsten	Jiangxi Tungsten Industry Group Co Ltd	CHINA	CID002317	CFSI
Tungsten	Kennametal Huntsville	UNITED STATES	CID000105	CFSI
Tungsten	Nanchang Cemented Carbide LLC	CHINA
Tungsten	TaeguTec	KOREA, REPUBLIC OF
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA	CID002044	TI-CMC Member
Tungsten	Wolfram Company CJSC	RUSSIAN FEDERATION	CID002047	CFSI
Tungsten	Xiamen Golden Egret Special Alloy Co. Ltd.	CHINA
Tungsten	Xiamen Honglu Tungsten Molybdenum Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd	CHINA	CID002082	CFSI